Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

May 2011 Performance Update

The Frontier Fund Supplement Dated May 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	May 31, 2011 MTD	May 31, 2011 YTD	NAV / Unit
Frontier Diversified Series-1	-2.48%	0.89%	$104.50
Frontier Dynamic Series-1	-2.04%	-2.97%	$89.20
Frontier Long/Short Commodity Series-1a	-3.72%	12.34%	$132.52
Frontier Masters Series-1	-4.88%	0.09%	$103.06

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$12,349,246.79
Unrealized trading gain/(loss)	(13,682,635.31)
Less: commissions	(81,748.56)
Less: FCM fees	(166,918.70)
Foreign currency gain/(loss)	(352,548.99)
Interest income	115,844.32

Total Income	(1,818,760.45)
EXPENSES
Management fees	87,328.62
Incentive fees	81,419.95
Broker service fees	137,166.04

Total Expenses	305,914.61
Net Income (Loss)	$(2,124,675.06)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	799,872.46828	$85,710,364.88	107.16
Current month additions	30,349.61543	3,177,787.99
Current month redemptions	(80,785.67728)	(8,449,518.85)
Net Income (loss) for current month		(2,124,675.06)

Net Asset Value, end of current month	749,436.40643	$78,313,958.96	104.50

Monthly rate of return			-2.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	(22,682.69)
Less: commissions	—
Less: FCM fees	(2,603.92)
Foreign currency gain/(loss)	—
Interest income	1,745.52

Total Income	(23,541.09)

EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	2,137.83

Total Expenses	2,137.83
Net Income (Loss)	$(25,678.92)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,788.23144	$1,255,513.84	91.06
Current month additions	55.06901	5,000.00
Current month redemptions	—	—
Net Income (loss) for current month		(25,678.92)

Net Asset Value, end of current month	13,843.30045	$1,234,834.92	89.20

Monthly rate of return			-2.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,278,066.08
Unrealized trading gain/(loss)	(1,566,235.78)
Less: commissions	(5,355.08)
Less: FCM fees	(22,562.68)
Foreign currency gain/(loss)	553.78
Interest income	20,332.43

Total Income	(295,201.25)

EXPENSES
Management fees	31,884.84
Incentive fees	8,424.86
Broker service fees	18,554.31

Total Expenses	58,864.01
Net Income (Loss)	$(354,065.26)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
	77,025.31110	$10,601,959.03	137.64
Current month additions	16,487.41493	2,141,577.71
Current month redemptions	(709.52229)	(91,161.35)
Net Income (loss) for current month		(354,065.26)

Net Asset Value, end of current month	92,803.20374	$12,298,310.13	132.52

Monthly rate of return			-3.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$34,383.98
Unrealized trading gain/(loss)	(2,002,429.85)
Less: commissions	(14,998.26)
Less: FCM fees	(76,436.74)
Foreign currency gain/(loss)	(2,439.75)
Interest income	64,953.76

Total Income	(1,996,966.86)

EXPENSES
Management fees	81,425.72
Incentive fees	(208,862.97)
Broker service fees	62,799.68

Total Expenses	(64,637.57)
Net Income (Loss)	$(1,932,329.29)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	378,061.56360	$40,959,697.73	108.34
Current month additions	17,775.40680	1,819,737.32
Current month redemptions	(39,149.72852)	(4,088,364.80)
Net Income (loss) for current month		(1,932,329.29)

Net Asset Value, end of current month	356,687.24188	$36,758,740.96	103.06

Monthly rate of return			-4.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund—Masters Series 1